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EXHIBIT 99.1

ebix.com, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
(In thousands, except for share amounts)

	May 31, 2001	Pro Forma Adjustments		Pro Forma May 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$3,500	$4,200	(a)	$7,700
Accounts receivable, less allowance	1,329			1,329
Other receivables	12			12
Other current assets	479			479

Total current assets	5,320	4,200		9,520
Property and equipment, net	855			855
Goodwill, net	233			233
Other assets	133			133

Total assets	$6,541	$4,200		$10,741

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$3,257			$3,257
Accrued payroll and related benefits	312			312
Current portion of long-term debt	106			106
Current portion of capital lease obligation	140			140
Deposit liability	709			709
Deferred revenue	2,182			2,182

Total current liabilities	6,706	—		6,706
Long-term capital lease obligation, less current portion	256			256
Other liabilites	167			167

Total liabilities	7,129	—		7,129

Stockholders' equity (deficit):
Convertible Series D Preferred stock, $.10 par value, 2,000,000 shares authorized, no shares issued and outstanding	—			—
Common stock, $.10 par value, 20,000,000 shares authorized, 13,622,182 shares issued and outstanding; 18,326,182 shares issued and outstanding on a pro forma basis	1,363	471	(a)	1,834
Additional paid-in capital	83,051	3,729	(a)	86,780
Deferred compensation	(295)			(295)
Accumulated deficit	(84,687)			(84,687)
Accumulated other comprehensive loss	(20)			(20)

Total stockholders' equity (deficit)	(588)	4,200		3,612

Total liabilities and stockholders' equity (deficit)	$6,541	$4,200		$10,741

(a)
Represents cash received in June 2001 for 4,704,000 shares of common stock issued in second closing to BRiT.

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  EXHIBIT 99.1
ebix.com, Inc. and Subsidiaries Unaudited Pro Forma Consolidated Balance Sheet (In thousands, except for share amounts)